Exhibit 10.18
Transition and Severance Agreement
Greg Petersen (“Petersen”) and LONE STAR MERGER CORP. (“Company”) agree as follows for terms of employment to be effective immediately, without any further action required by either party, upon the closing of the merger transaction between ACTIVANT SOLUTIONS HOLDINGS and Lone Star Merger Corp.

Title:	Executive Vice President & Chief Financial Officer (title may be changed simply to ‘Executive Vice President’ upon hiring of successor CFO)

Reporting to:	President & CEO

Responsibilities:	May be reduced by the CEO / Board with consent of Petersen not to be unreasonably withheld. No responsibilities will be added nor will Petersen be required to serve on any Boards, or Committees, without Petersen’s consent.

Location:	Duties will be carried out from the Company’s Las Cimas facility in Austin, but certain travel may be required in accordance with reasonable demands considering Petersen’s responsibilities as an Executive Vice President of the Company. In no event will Petersen be asked to move.

Term of Employment:	Company shall employ Petersen commencing at the close of the merger transaction referenced above and ending on January 5, 2007. In the event that the merger referenced above is not consummated, this Transition and Severance Agreement shall be void ab initio.

Annual Base Salary:	$290,000 paid to Petersen in accordance with Company’s generally applicable payroll practices.

Incentive Bonus:	Petersen shall be paid bonuses reflecting a $210,000 annualized target for fiscal year 2006 and a $52,500 target for the 1st quarter of FY 2007 ending on December 31, 2006, each to be calculated and paid in accordance with the same formula or methodology applied to other senior executives (those having the rank of senior vice president and above), provided in the case of the FY 2006 bonus paid not later than December 31, 2006 and in the case of the 1st Quarter 2007 bonus paid not later than February 15, 2007. Company shall establish a formula and methodology for the 1st quarter of FY 2007 similar in type and attainability as for FY 2006; if Company does not do so the bonus for the 1st quarter of FY 2007 will be fixed at $52,500.

Lump Sum Severance Payment:	On January 5, 2007, company will pay $500,000 in a lump sum; and will provide 12 months of company paid COBRA benefits.

Interest in Company:	Petersen will be paid for the interests Petersen has in Company (whether stock, option, restricted stock or other) in accordance with the agreements and other documents governing the merger transaction referenced above or other applicable agreements and documents.

Early Termination:	By Petersen: If Petersen voluntary terminates employment prior to January 5, 2007 the Company will not pay the Lump Sum Severance Payment. He will be eligible for his base salary and bonuses up to the date of voluntary termination on the same basis as other senior executives, as defined above, when they voluntary terminate. Death or “disability” (as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) will not be considered termination and all payments specified herein will be paid to Petersen or to Petersen’s estate or representative, as appropriate, in the event of death or disability on or before January 5, 2007.

By the Company: If the Company chooses to terminate Petersen prior to January 5, 2007 other than for Cause, Company will pay (i) a lump sum equal to the January severance payment plus the remaining base salary through January 5, 2007 in a lump sum within 5 days of termination, plus (ii) if the termination is prior to September 30, 2006, Petersen will be paid a full FY 2006 bonus as if he had been employed for the full FY 2006, and if the termination is after September 30, 2006, Petersen will be paid a full FY 2006 bonus plus a pro rata bonus for the 1st quarter of FY 2007.

“Cause” is defined as any of the following:
1.	Conviction of a felony or a crime involving moral turpitude;

2.	Violation of any non-competition or on-solicitation agreement, or material violation of any confidentiality agreement;

3.	Material dishonesty or fraud in performing responsibilities hereunder; and/or

4.	Gross negligence in performing responsibilities hereunder.

Benefits:	Petersen will continue to participate in the company’s standard benefit programs at the same level, including accruing vacation at the rate of four weeks per year.

D&O Coverage:	Company will provide at its expense extended (“tail”) coverage for Petersen for the same term as provided to other officers or directors but in any event not less than 6 years from the closing of the merger transaction referenced above

Release/Restrictive Covenants:	The payment of the Early Termination Benefits described above and the Lump Sum Severance Payment shall be subject to Petersen’s execution of an effective release in the form attached hereto. Petersen acknowledges that the restrictive covenants provided for in the Employee Confidentiality, Non-disclosure, Intellectual Property, Non-solicitation and Non-competition Agreement dated September 13, 2001 between Petersen and the Company will continue for 2 years from January 5, 2007.

AGREED:

/s/ Greg Petersen

Greg Petersen

Lone Star Merger Corp

By:	/s/ C Andrew Ballard

Name: C Andrew Ballard
Title: Vice President